030 Putnam New York Tax Exempt Income Fund attachment
11/30/04 Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended November 30, 2004, Putnam Management
has assumed $43,522 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters


72DD1 (000s omitted)

Class A		51,081
Class B		4,500
Class C		332

72DD2 (000s omitted)

Class M		130

73A1 (000s omitted)

Class A		0.3586
Class B		0.3001
Class C		0.2872

73A2 (000s omitted)

Class M		0.3321

74U1 (000s omitted)

Class A		138,286
Class B		12,550
Class C		1,177

74U2 (000s omitted)

Class M		375

74V1

Class A		8.84
Class B		8.83
Class C		8.84

74V2

Class M		8.85